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                                                                    EXHIBIT 99.1


News Release                                    [LOGO] BD
                                                       Indispensable to
                                                       human health


Contact:
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Camilla Jenkins / Media Relations
201-847-5369
Dean Paranicas / Investor Relations
201-847-7102




            BD ANNOUNCES PROGRAM TO REDUCE COSTS, IMPROVE FINANCIAL
              PERFORMANCE AND SUPPORT MAJOR PRODUCT INITIATIVES;
            EXCLUDING SPECIAL CHARGES AND ONE-TIME EVENTS, COMPANY
                  EXPECTS TO REPORT FISCAL Q4 EPS OF 39 CENTS

    Company Discontinues Certain Distributor Incentive Programs, Reducing Q4
       Earnings By Approximately 6 Cents; Workforce Reductions Announced

Franklin Lakes, NJ (September 26, 2000) - BD (Becton, Dickinson and Company) (NYSE:BDX) announced today a series of actions designed to enhance operational efficiency, improve financial performance and provide better, more responsive service to customers. These actions include the termination of certain incentive programs with distributors in order to improve supply chain and manufacturing efficiencies, reduce costs and establish closer links with customers. Discontinuance of the incentive programs is expected to reduce fiscal 2000 fourth quarter revenues and earnings per share by approximately $50 million and 6 cents, respectively.

The Company also is implementing a worldwide organizational restructuring expected to eliminate approximately 1,000 positions during fiscal 2001. This restructuring is expected to result in a charge against earnings in the fourth quarter of fiscal 2000. The charge associated with the workforce reductions, and a charge of approximately 4 to 5 cents for estimated litigation defense costs relating to the Company's divested latex gloves business (the "special charges"), will be reported on November 8, 2000 in conjunction with the release of the Company's audited results for fiscal 2000.
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Excluding the special charges, BD would expect to report diluted earnings per share of approximately 46 cents for the fourth quarter, which would include approximately seven cents relating to one-time gains and the favorable impact of the conclusion of tax audits in certain countries. Excluding the special charges, the one-time gains and the favorable tax effect, fiscal fourth quarter diluted earnings per share are expected to be 39 cents.

Edward J. Ludwig, president and chief executive officer, said, "As a first step to improving our financial performance, we have imposed immediate and stringent cost and capital spending controls and have taken actions that are designed to improve both our financial and operational performance, while enabling us to continue to invest in promising product initiatives, including advanced protection (safety-engineered) devices and biosciences. We also have worked closely with our distributors to discontinue certain incentive programs as an initial step to better manage our supply chain efficiency and profitability, and we are taking measures to mitigate the effects of foreign exchange volatility."

Mr. Ludwig continued, "As we move forward with these productivity initiatives, our commitment is to drive growth, to serve our customers more efficiently and to enhance our shareholder value."

BD manufactures and sells a broad range of supplies, devices and systems for use by health professionals, medical research institutions, industry and the general public. For the fiscal year ended September 30, 1999, BD reported total revenues of $3.4 billion.
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This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding the Company's performance, including future revenues, products and income, or events or developments that the Company expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of the Company and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any
forward-looking statement include, but are not limited to:   competitive
factors; pricing and market share pressures; uncertainties of litigation; the Company's ability to achieve sales and earnings forecasts, which are based on sales volume and product mix assumptions, to achieve its cost savings objectives, and to achieve anticipated synergies and other cost savings in connection with acquisitions; changes in regional, national or foreign economic conditions; increases in energy costs; fluctuations in costs and availability of raw materials and in the Company's ability to maintain favorable supplier arrangements and relationships; changes in interest or foreign currency
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exchange rates; delays in product introductions; and changes in health care or other governmental regulation, as well as other factors discussed in this press release and in the Company's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements.

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     BD's news releases can be found on its website at www.bd.com or through
                                                       ----------
Business Wire at www.businesswire.com. A conference call with analysts regarding this news release will be broadcast live on BD's website at 5:00 p.m. EDT today, September 26, 2000. The conference call will be available for playback.

     The Internet link for the conference call is as follows:
www.corporate-ir.net/ireye/ir_site.zhtml?ticker=bdx&script=100&layout=7
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